UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2009
Penford Corporation
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-11488 (Commission File Number)	91-1221360 (IRS Employer Identification No.)

7094 South Revere Parkway, Centennial, Colorado (Address of principal executive offices	80112-3932 (Zip Code)
303-649-1900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     This amendment relates to the Company’s Current Report on Form 8-K filed on September 2, 2009. The amendment provides additional disclosure under paragraphs (b), (c) and (d) of Item 2.05 and paragraphs (b) and (c) of Item 2.06.
Item 2.05 Costs Associated with Exit or Disposal Activities
     On August 27, 2009, the Company’s Board of Directors made a determination that the Company will exit from the business conducted by the Company’s Australia/New Zealand Operations. In connection with this decision, the Company determined that it would incur material cash and non-cash charges, but was unable at that time to make a determination of the amounts required by paragraphs (b), (c) and (d) of Item 2.05.
     The Company currently estimates that it will incur severance costs of less than $1million. The Company does not currently expect to incur other material exit or disposal costs or charges that will result in future cash expenditures. However, this estimate and expectation are subject to significant risks and uncertainties. Actual costs and charges may vary materially.
Item 2.06 Material Impairments
     On August 27, 2009, the Company’s Board of Directors concluded that an additional impairment charge was required with respect to the Company’s Australia/New Zealand Operations; however, the Company was unable at that time to make a determination of the amounts required by paragraphs (b) and (c) of Item 2.06.
     The Company has determined that a non-cash asset impairment charge of $33.0 million should be recorded in the fourth quarter of fiscal 2009 to reduce the carrying value of the long-lived assets of the Australia/New Zealand Operations to estimated fair value less costs to sell. The estimates used in determining the impairment charge, including but not limited to expected sales proceeds and costs to sell, are subject to significant risks and uncertainties. The actual asset impairment may be materially more or less than the charge recorded at August 31, 2009. Estimates of fair value will be evaluated each quarter and revisions to the estimates will be recorded as adjustments to the carrying values of the long-lived assets. For further information, see the Company’s Annual Report on Form 10-K filed on November 13, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Penford Corporation (Registrant)
November 13, 2009	/s/ Steven O. Cordier
Steven O. Cordier
Senior Vice President and Chief Financial Officer

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